EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary Shares of Innovation Beverage Group Ltd dated as of February 24, 2025 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

CHAI TRUST COMPANY, LLC

By:	/s/ Philip Tinkler
Philip Tinkler
Chief Strategy Officer

Samstock/SZRT, L.L.C.

By:	/s/ Philip Tinkler
Philip Tinkler
Vice President

Samuel Zell Administrative Trust

By:	/s/ Philip Tinkler
Philip Tinkler
Authorized Representative